UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2008

Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1010 Northern Boulevard, Suite 314 Great Neck, NY	11021
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 516-684-1239
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
ITEM 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-10.1

ITEM 1.01	Entry into a Material Definitive Agreement.
On November 3, 2008, Feldman Mall Properties, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Redemption Agreement”) with Kodiak CDO I, Ltd. and Kodiak CDO II, Ltd. (each a “Seller” and collectively, the “Sellers”) pursuant to which the Company agreed to redeem from the Sellers 28,500 shares of preferred securities of FMP Statutory Trust I, a Delaware statutory trust and an indirect subsidiary of the Company, having an aggregate liquidation amount of $28.5 million (the “TruPS”), for an aggregate purchase price of approximately $5.3 million (the “TruPS Redemption Transaction”). The Redemption Agreement contains standard representations, warranties, covenants and closing conditions, and requires the closing to occur on or prior to December 30, 2008. The foregoing description of the Redemption Agreement is qualified in its entirety by reference to the text of the Redemption Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
The TruPS Redemption Transaction will allow the Company to repurchase and retire $29.38 million in aggregate principal amount of the unsecured fixed/floating rate junior subordinated notes issued by the Company’s operating partnership subsidiary due April 2036 (the “Junior Notes”), which are held by FMP Statutory Trust I. The Company is currently contemplating various capital-raising initiatives to finance the TruPS Redemption Transaction and the redemption of the Junior Notes. The Company lacks commitments for any such financing and there is no guarantee that it will be able to secure any such financing. Thus, there can be no assurance that the TruPS Redemption Transaction will be completed. If the TruPS Redemption Transaction is not completed, the full amount of the TruPS and the Junior Notes will remain outstanding.

ITEM 9.01	Financial Statements and Exhibits.
(d)	Exhibits
10.1	Securities Purchase Agreement, dated November 3, 2008, by and among Feldman Mall Properties, Inc., Kodiak CDO I, Ltd. and Kodiak CDO II, Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.
	By:	/s/ Thomas Wirth
		Name:	Thomas E. Wirth
Date: November 7, 2008		Title:	President and Chief Financial Officer

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